Exhibit 10(r)

                              EMPLOYMENT AGREEMENT

      This Agreement is entered into as of May 12, 2005 by and between Albany International Corp. (the "Company") and Joseph G. Morone ("Executive").

      1.    Duties and Scope of Employment.

            (a) Positions and Duties. Commencing on the Effective Date, Executive will serve as President of the Company, reporting to the Company's Chief Executive Officer. Commencing on January 1, 2006, Executive will serve as President and Chief Executive Officer, reporting to the Company's Board of Directors (the "Board"). The Effective Date will be such date during the period from July 1, 2005 through September 1, 2005 as Executive shall designate by at least ten days' notice to the Chief Executive Officer of the Company. The period during which Executive is employed by the Company under this Agreement is referred to herein as the "Employment Term". During the Employment Term, Executive will render such business and professional services in the performance of his duties, consistent with Executive's position within the Company, as may reasonably be assigned to him by the Chief Executive Officer, prior to January 1, 2006, and by the Board after such date.

            (b) Obligations. During the Employment Term, Executive will devote Executive's full business efforts to the Company and will use good faith efforts to discharge Executive's obligations under this Agreement to the best of Executive's ability. For the duration of the Employment Term, Executive agrees not to serve as a director for any for-profit entity or organization or actively engage in any employment, occupation, or consulting activity for any direct or indirect remuneration without the prior approval of the Board, in its sole discretion; provided, however, that Executive may, without the approval of the Board, (i) serve in any capacity with any civic, educational, or charitable organization, and (ii) continue to serve on the Board of Directors of Transworld Entertainment Corporation (and committees of such Board); in each case, provided such services do not interfere with Executive's obligations to the Company.

      2. Term of Agreement; At-Will Employment. Executive and the Company agree that Executive's employment with the Company constitutes "at-will" employment. Executive and the Company acknowledge that, subject to the provisions of Sections 5, 6, 7 and 8 of this Agreement, Executive's employment relationship with the Company may be terminated at any time, upon written notice to the other party, with or without good cause, at the option either of the Company or Executive.

      3.    Compensation.

            (a) Base Salary. Commencing on the Effective Date, the Company will pay Executive an annual salary of $600,000 as compensation for his services (such annual salary, as is then effective, to be referred to herein as "Base Salary"). The Base Salary will be paid periodically in accordance with the Company's normal payroll practices and be subject to standard and customary withholdings. Executive's salary will be subject to review by the Compensation Committee of the Board, or any successor thereto (the "Committee"), at least annually, and adjustments will be made in the discretion of the Committee.

            (b) Annual Bonus. Executive will be eligible for a cash bonus for 2005 under the Company's existing annual cash bonus program for senior management, to be determined and paid during early 2006. Under this program, Executive's 2005 target bonus will be equal to 50% of his actual 2005 base compensation, pro-rated for the portion of the year during which he is actually employed. (For example, if the Effective Date is September 1, 2005, the target amount would be $100,000 [50% of $600,000 x 4/12] ). The Compensation Committee of the Company's Board of



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Directors has determined that 2005 senior management bonuses will be based on
Company performance with respect to operating income, share of market and management of inventories and accounts receivable. The Committee retains the right to exercise its discretion, after the end of 2005, as in prior years, to determine to what extent the cash bonuses of Executive and the other executive officers are earned, and reserves the right to take individual performance factors into account, and to employ subjective and objective criteria. Executive will be eligible thereafter to participate in any annual executive cash bonus program, as the same may be amended, modified or terminated by the Company, in accordance with its terms. Target bonuses in future periods will be at the discretion of the Compensation Committee.

            (c) Restricted Stock Units. Executive will receive, as of the Effective Date, a grant of 30,000 stock units under the Company's Restricted Stock Unit Plan, pursuant to the form of Restricted Stock Unit Award attached to this Agreement as Exhibit A.

            (d) Initial Payment. On the Effective Date, Executive will receive a one-time cash payment (the "Initial Payment") in the amount of $425,000 which amount shall be reduced by any amount paid or payable to Executive with respect to the "Deferred Compensation Agreement" between Executive and Bentley College.

            (e) Relocation. Executive will be entitled to benefits provided pursuant to the Company's Relocation Policy, a copy of which has been provided to the Executive.

            (f) Perquisites. Executive will be eligible to receive such perquisites as are from time-to-time made generally available to senior executives of the Company. Such perquisites currently include financial planning assistance from AYCO and subsidies for country-club membership, but do not include Company cars.

      4. Employee Benefits and Policies. Executive will be entitled to two weeks of vacation with pay during the remainder of 2005, and thereafter will be entitled to four weeks of vacation per calendar year, unless the Company's then-current vacation policy applicable to executive officers provides for a greater period. In addition, Executive will be eligible to participate in all of the Company's employee benefit plans, policies, and arrangements that are applicable to other executive officers of the Company (including, without limitation, 401(k), health care, vision, dental, life insurance and disability), as such plans, policies, and arrangements may exist from time to time.

      5. Termination of Employment. In the event Executive's employment with the Company terminates for any reason, Executive will be entitled to any (a) unpaid Base Salary accrued to the effective date of termination, (b) unpaid but earned and accrued annual cash bonus for the portion of the year in which the termination of employment occurs and for any completed prior year for which the annual cash bonus has not been paid, (c) pay for accrued but unused vacation to which the Executive is entitled calculated in accordance with the Company's vacation policy, (d) benefits or compensation required to be provided after termination pursuant to, and in accordance with the terms of, any employee benefit plans, policies or arrangements applicable to Executive, (e) unreimbursed business expenses incurred prior to termination and required to be reimbursed to Executive pursuant to the Company's policy, and (f) any rights to indemnification to which Executive may be entitled under the Company's Articles of Incorporation, Bylaws, or separate indemnification agreement, as applicable. In addition, if the termination is by the Company without Cause, Executive will be entitled to the amounts and benefits specified in Section 6.

      6. Severance. If Executive's employment is terminated by the Company without Cause, Executive will receive an amount equal to twice the Base Salary of Executive at the time of termination, payable in 24 equal monthly installments. Executive's right to receive payments under this Section is contingent upon Executive's continuing compliance with the provisions of Sections 7 and 8 of this



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Agreement and upon the Executive's having executed and delivered to the Company a release of any and all claims relating to his termination. Executive will not be required to mitigate the amount of payments under this Section 6, nor will any earnings that Executive may receive from any other source reduce any such payments. For purposes of this Section,

            (a) Termination "by the Company" shall not include termination as the result of death or Disability.

            (b) "Cause" shall be deemed to exist if a majority of the members of the Board determine that the Executive has (i) caused substantial harm to the Company with intent to do so or as a result of gross negligence in the performance of his duties; (ii) not made a good faith effort to carry out his duties; (iii) wrongfully and substantially enriched himself at the expense of the Company; or (iv) been convicted of a felony.

            (c) "Disability" shall be deemed to exist if (i) by reason of mental or physical illness the Executive has not performed his or her duties for a period of six consecutive months; and (ii) the Executive does not return to the performance of his duties within thirty days after written notice is given by Company that the Executive has been determined by the Board of Directors to be "Disabled" under the Company's long term disability policy.

      7. Confidential Information. Executive agrees that all aspects of the Company's business, products, prospects, plans and strategies that have not been publicly disclosed, including, but not limited to, the identities, needs and preferences of its customers, internal business operations and pricing information, manufacturing know-how, technical attributes of products and any and all other trade secrets (collectively, "Confidential Information"), are confidential and secret, shall be maintained in confidence and not disclosed to any third party, and shall remain the exclusive property of the Company. Any Confidential Information may be used by the Executive solely to discharge his obligations hereunder, and shall not be used for any other purpose, including, without limitation, for any purpose whatsoever following termination of Executive's employment. All Confidential Information in tangible form that is provided to the Executive shall be returned by the Executive to the Company within 30 days of any termination of employment, together with a statement certifying: (1) that Executive has returned all Confidential Information in his possession, (2) that Executive has at all times maintained the confidential nature of the Confidential Information, and (3) that Executive confirms his continuing obligations of confidentiality under this Agreement following such termination.

      8. Non-disparagement. During the Employment Term, and for twenty-four months thereafter, Executive will not knowingly disparage, criticize or otherwise make any derogatory statements regarding the Company, its directors or its officers. The foregoing restriction will not apply to any truthful statements made in response to a subpoena or other compulsory legal process.

      9. Board Membership. Upon the termination of Executive's employment for any reason, Executive will be deemed to have resigned from any seat on the Board (and from any seats on the boards, and from any offices of, subsidiaries) held at such time, voluntarily, without any further required action by the Executive, as of the end of the Employment Term. Executive, at the Board's request, will execute any documents necessary to reflect his resignation.

      10. Assignment. This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors, and legal representatives of Executive upon Executive's death, and (b) any successor of the Company. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, "successor" means any person, firm, corporation, or other business entity which at any time, whether by purchase, merger, or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement may be



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assigned or transferred except by will or the laws of descent and distribution.
Any other attempted assignment, transfer, conveyance, or other disposition of Executive's right to compensation or other benefits will be null and void.

      11. Notices. All notices, requests, demands, and other communications called for hereunder will be in writing and will be deemed given (a) on the date of delivery if delivered personally, (b) one (1) day after being sent overnight by a well established commercial overnight service, or (c) four (4) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:

            If to the Company:

            Attn: Lead Director
            Albany International Corp.
            1373 Broadway
            Menands, NY 12204

            If to the Executive:

            at the last residential address known by the Company.

      12. Severability. If any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable, or void, this Agreement will continue in full force and effect without said provision.

      13. Arbitration. The Parties agree that any and all disputes arising out of the terms of this Agreement, Executive's employment by the Company, Executive's service as an officer or director of the Company, or Executive's compensation and benefits, their interpretation, and any of the matters herein released, will be subject to binding arbitration in New York, New York under the American Arbitration Association's National Rules for the Resolution of Employment Disputes. The Parties agree that the prevailing party in any arbitration will be entitled to injunctive relief in any court of competent jurisdiction to enforce the arbitration award. The Parties hereto agree to waive their right to have any dispute between them resolved in a court of law by a judge or jury. This paragraph will not prevent either party from seeking injunctive relief (or any other provisional remedy) from any court having jurisdiction over the Parties and the subject matter of their dispute relating to Executive's obligations under this Agreement.

      14. Integration. This Agreement, together with the Exhibit, represents the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral. No waiver, alteration, or modification of any of the provisions of this Agreement will be binding unless in a writing that is signed by duly authorized representatives of the parties hereto, provided that any benefits or compensation provided to Executive pursuant to the terms of any plan, program, policy, or arrangement may be amended or terminated by the Company at any time, in accordance with the terms of such plan, program, policy or arrangement. In entering into this Agreement, no party has relied on or made any representation, warranty, inducement, promise or understanding that is not in this Agreement. Executive acknowledges that Executive is not subject to any contract, obligation or understanding (whether written or not) that would in any way restrict the performance of Executive's duties as set forth in this Agreement.

      15. Waiver of Breach. The waiver of a breach of any term or provision of this Agreement, which must be in writing, will not operate as or be construed to be a waiver of any other previous or subsequent breach of this Agreement.



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      16.   Survival. The Company's and Executive's obligations under Section 6 and, to the extent provided in Section 6, the Executive's obligations under Sections 7 and 8, will survive the termination of this Agreement.

      17. Headings. All captions and Section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

      18. Tax Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable taxes.

      19. Governing Law. This Agreement will be governed by the laws of the State of New York.

      20. Acknowledgment. Executive acknowledges that he has had the opportunity to obtain legal advice with respect to this Agreement, has had sufficient time to read, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

      21. Counterparts. This Agreement may be executed in counterparts, and each counterpart will have the same force and effect as an original and will constitute an effective, binding agreement on the part of each of the undersigned.

      IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by a duly authorized officer, as of the day and year written below.

COMPANY:

ALBANY INTERNATIONAL CORP.

/s/ Frank R. Schmeler                                         Date: May 12, 2005
------------------------------------
Frank R. Schmeler
Chief Executive Officer and Chairman
of the Board of Directors

EXECUTIVE:

/s/ Joseph G. Morone                                          Date: May 12, 2005
------------------------------------
Joseph G. Morone


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                                    EXHIBIT A

                         RESTRICTED UNIT AWARD AGREEMENT

                                 pursuant to the

                           ALBANY INTERNATIONAL CORP.
                         2003 RESTRICTED STOCK UNIT PLAN

                                    * * * * *

Participant:  Executive

Award Date:   _________, 2005

Number of Restricted Units Awarded:  30,000

                                    * * * * *

      THIS AWARD AGREEMENT, dated as of the Award Date specified above, is entered into by and between Albany International Corp. (the "Company"), and the Participant specified above, pursuant to the Albany International Corp. 2003 Restricted Stock Unit Plan, as in effect and as amended from time to time (the "Plan"); and

      WHEREAS, as an incentive to encourage the Participant to remain in the employ of the Company and its subsidiaries by affording the Participant a greater interest in the success of the Company and its subsidiaries, the Company desires to grant the Participant the Restricted Units provided herein;

      WHEREAS, the Participant desires to obtain such Restricted Units on the terms and conditions provided for herein;

      NOW, THEREFORE, in consideration of the premises, the mutual covenants herein set forth and other good and valuable considerations receipt of which is hereby acknowledged, the Company and the Participant agree as follows:

      1. Incorporation By Reference; Plan Document Receipt. This Award Agreement is subject in all respects to the terms and provisions of the Plan (including, without limitation, any amendments thereto adopted at any time and from time to time and which are expressly intended to apply to the grant of the Restricted Units provided for herein), all of which terms and provisions are made a part of and incorporated in this Award Agreement as if they were expressly set forth herein. Any capitalized term not defined in this Award Agreement shall have the same meaning as is ascribed thereto in the Plan. The Participant hereby acknowledges receipt of a true copy of the Plan and that the Participant has read the Plan carefully and fully understands its content. In the event of a conflict between the terms of this Award Agreement and the terms of the Plan, the terms of the Plan shall control.

      2. Award of Restricted Units; Credit to Restricted Unit Account. The Company hereby grants to the Participant, as of the Award Date specified above, the number of Restricted Units specified above. The Company shall record such Restricted Units in the Participant's Restricted Unit Account.

      3. Amendment and Waiver. Neither this Award Agreement nor any provision hereof may be amended, modified, changed, discharged, terminated or waived orally, by any course of dealing or purported course of dealing or by any other means except (a) in the case of an amendment, modification, change or waiver that does not impair the rights of the Participant with respect to outstanding Restricted Units, written notice to the Participant or (b) an agreement in writing signed by the Company and the Participant. No such written notice of agreement shall extend to or affect any provision of this Award Agreement not expressly amended, modified, changed, discharged, terminated or waived or impair any right consequent on such a provision. The waiver of or failure to enforce any breach of this Award Agreement shall not be deemed to be a waiver of or acquiescence in any other breach hereof.

      4. Notices. Any notice required or permitted under this Award Agreement shall be in writing and shall be deemed properly given:

      4.1 in the case of notice to the Company, if delivered in person to the Secretary of the Company, or mailed to the Company to the attention of the Secretary by registered mail (return receipt requested) at P.O. Box 1907, Albany, New York 12201, or at such other address as the Company may from time to time hereafter designate by written notice to the Participant; and

      4.2 in the case of notice to the Participant, if delivered to him or her in person, or mailed to him or her by registered mail (return receipt requested) at

                      [insert notice address of Executive]

or at such other address as the Participant may from time to time hereafter designate by written notice to the Company.

      5. Governing Law. This Award Agreement shall be governed by and construed in accordance with the laws of the State of New York.

      6. Binding Agreement; Assignment. This Award Agreement shall inure to the benefit of, be binding upon, and be enforceable by the Company and its successors and assigns. The Participant shall not assign any part of this Award Agreement without the prior express written consent of the Company.

      7. Counterparts. This Award Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument.

      8. Headings. The titles and headings of the various sections of this Award Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Award Agreement.

      9. Further Assurances. Each party hereto shall do and perform (or shall cause to be done and performed) all such further acts and shall execute and deliver all such other agreements, certificates, instruments and documents as any other party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this Award Agreement and the Plan and the consummation of the transactions contemplated thereunder.

      10. Severability. The invalidity or unenforceability of any provisions of this Award Agreement in any jurisdiction shall not affect the validity, legality or enforceability of the remainder of



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this Award Agreement in such jurisdiction or the validity, legality or enforceability of any provision of this Award Agreement in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by law.

      11. Acceptance of Restricted Units. Unless, within 45 days following the date of this Award Agreement, the Company has received written notice from the Participant rejecting the Restricted Units, this Award Agreement shall be deemed to have been accepted by the Participant and shall constitute a legal and binding agreement between the Participant and the Company.

      IN WITNESS WHEREOF, the Company has duly executed this Award Agreement as of the Award Date specified above.

                                       ALBANY INTERNATIONAL CORP.

                                       By:
                                          --------------------------------------
                                       Name:  Frank R. Schmeler
                                       Title: Chairman & Chief Executive Officer


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